Exhibit 99.2

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Agreement”) is made as of this      day of             , 200_ (the “Grant Date”), between Teva Pharmaceuticals USA, Inc. (the “Company”) and              (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Teva Pharmaceutical Industries Limited 2005 Omnibus Long-Term Share Incentive Plan (the “Omnibus Plan”) and/or the Subplan for Participants employed by Teva Pharmaceuticals USA, Inc. under the Plan (the “Subplan”, and, together with the Omnibus Plan, the “Plan”).

1. Grant of Restricted Share Units. The Company hereby grants to the Participant, as of the Grant Date, pursuant to the terms and conditions of the Plan, a Restricted Share Unit Award of              Restricted Share Units. Each Restricted Share Unit is a notional unit representing the right to receive one Ordinary Share or one American Depository Share (“ADS”) representing one Ordinary Share, subject to the terms and conditions set forth herein. No Ordinary Shares/ADSs shall be issued or delivered to the Participant at the time the Restricted Share Unit Award is granted. Each ADS (as evidenced by an American Depository Receipt) represents one Ordinary Share.

2. Vesting; Forfeiture.

(a) Except as provided in Section 2(b) herein, the Restricted Share Units granted hereunder shall vest as follows: one-third of the Restricted Share Units will become vested on the second anniversary of the Grant Date, an additional one-third of the Restricted Share Units will become vested on the third anniversary of the Grant Date and the remainder shall become vested on the fourth anniversary of the Grant Date; provided the Participant has been an employee of the Company or any subsidiary or affiliate, as applicable, from the Grant Date through the relevant anniversary date.

(b) Notwithstanding anything herein to the contrary, in the event of a Change in Control, any Restricted Share Units that have not previously vested shall vest as of the effective date of the Change in Control; provided, the Participant has been an employee of the Company or any subsidiary or affiliate, as applicable, from the Grant Date through the date on or immediately prior to such effective date; provided, further, that if the Participant’s employment with the Company or any subsidiary or affiliate, as applicable, is terminated without Cause (as defined below) on account of the Change in Control at any time during the three-month period prior to the effective date of the Change in Control, the Restricted Share Units will fully vest as of the effective date of the Change in Control.

(c) Except as otherwise provided herein, in the event that the Participant’s employment with the Company or any subsidiary or affiliate, as applicable, is terminated for any reason, all unvested Restricted Share Units shall be forfeited, and the Participant shall have no further rights with respect to such unvested Restricted Share Units.

(d) For purposes of this Agreement, “Cause” shall mean, and the Company or any subsidiary or affiliate, as applicable, shall have Cause to terminate a Participant’s employment hereunder upon (i) the commission by the Participant of an act of fraud or embezzlement against the Company or any subsidiary or affiliate, as applicable, (ii) the engagement of the Participant in willful misconduct or gross negligence that is injurious to the Company or any subsidiary or affiliate, as applicable, monetarily or otherwise, (iii) the failure of the Participant to render services to the Company or any subsidiary or affiliate, as applicable, in accordance with the Participant’s duties as an employee of the Company or any subsidiary or affiliate, as applicable, or (iv) the Participant’s conviction of a misdemeanor involving an act of moral turpitude or of a felony.

(e) In the case of a Participant who is a non-employee director of the Company or any subsidiary or affiliate, as applicable, references to employment herein shall be deemed to refer to the director’s service to the Company or such subsidiary or affiliate in such capacity.

(f) Neither the transfer of the Participant from the employ of the Company to the employ of a subsidiary or affiliate nor the transfer of the Participant from the employ of a subsidiary or affiliate to the employ of the Company or another subsidiary or affiliate shall be deemed to be a termination of employment of the Participant for purposes of this Agreement.

3. Settlement of Restricted Share Units.

(a) The Restricted Share Units will be credited to an account maintained on behalf of the Participant in a separate account on the books of the Company. The distribution date (the “Distribution Date”) for the Restricted Share Units subject to this Agreement will be the date that such Restricted Share Units vest. The Company shall settle the Restricted Share Unit Award by delivering to the Participant on or within 30 days following the Distribution Date the number of Ordinary Shares/ADSs equal to the number of Restricted Share Units then vested.

(b) Notwithstanding any provision of this Agreement or the Plan (including Section 11(c)(ii) of the Omnibus Plan) to the contrary, the Participant shall not accumulate or accrue or be paid any dividend equivalents declared on the Ordinary Shares/ADSs subject to the Restricted Share Units during the Restricted Unit Restriction Period.

(c) In the event the Participant is entitled to the distribution of a fractional Ordinary Share/ADS in connection with the settlement of vested Restricted Share Units under this Agreement, the number of Ordinary Shares/ADSs the Participant is entitled to receive shall be rounded down to the nearest whole Ordinary Share/ADS.

4. Non-Transferability of Restricted Share Units. The Participant may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Share Units other than by will or the laws of descent and distribution.

5. Creditors’ Rights. A Participant who has been granted a Restricted Share Unit Award shall have no rights other than those of a general creditor of the Company. A Restricted Share Unit represents an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Agreement. The rights of the Participant with respect to the Restricted Share Units shall remain forfeitable at all times prior to the date on which the Restricted Share Units become vested.

6. Escrow Agreement. The Committee may require the Participant to enter into an escrow or trustee agreement providing that the Ordinary Shares to be distributed in connection with the settlement of the Restricted Share Unit Award will remain in the physical custody of an escrow holder or trustee, as necessary to satisfy applicable law.

7. No Right to Continued Employment. Neither the Plan, this Agreement, nor the grant of any Restricted Share Units imposes any obligation on the Company or any subsidiary or affiliate to continue an employment relationship with the Participant.

8. Income Tax Withholding. The Company or any subsidiary or affiliate shall have the right to make all payments or distributions pursuant to this Agreement to a Participant net of any applicable federal, state, local and foreign taxes required to be paid or withheld as a result of (a) the grant of this Restricted Share Unit Award, (b) the delivery of ADSs/Ordinary Shares, (c) the lapse of any restrictions in connection with the Restricted Share Unit Award or (d) any other event occurring pursuant to the Plan. The Company or any subsidiary or affiliate, as applicable, may withhold from wages or other amounts payable to a Participant such withholding taxes as may be required by law, or otherwise require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as are required, the Company or any subsidiary or affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by (i) tendering previously acquired Ordinary Shares/ADSs (either actually or by attestation, valued at their then fair market value (determined under Section 7 of the Omnibus Plan)) that have been owned for a period of at least six months, or (ii) by directing the Company to retain Ordinary Shares/ADSs (up to the Participant’s minimum required tax withholding rate) otherwise deliverable under this Agreement.

9. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

10. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Delaware, without giving effect to the principles of conflicts of laws thereof.

11. Plan. The terms and provisions of the Omnibus Plan and the Subplan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Omnibus Plan and the Subplan on the one hand and the terms and provisions of this Agreement on the other hand, the terms and provisions of the Omnibus Plan and Subplan shall govern and control. In the event of a conflict or inconsistency between the terms and provisions of the Omnibus Plan and the terms and provisions of the Subplan, the terms and provisions of the Omnibus Plan shall govern and control. Notwithstanding the foregoing, for purposes of clarity and consistent with Section 3(b) herein, it is understood that the Participant shall have no rights to any dividend equivalents declared on the Ordinary Shares/ADSs subject to the Restricted Share Units provided in this Agreement during the Restricted Unit Restriction Period.

12. Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. Except as provided in Section 13 herein, this Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

13. Section 409A of the Internal Revenue Code. The Restricted Share Units granted hereunder are intended to avoid the potential adverse tax consequences to the Participant of Section 409A of the Internal Revenue Code of 1986, as amended, and the Committee may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences.

14. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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EXECUTED effective as of the day and year first written above.

TEVA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

PARTICIPANT:

Name:

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